Exhibit 3.7

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

FLASHPOINT, INC.	FILED # C16116-98 OCT 18 2001 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE
Name of Corporation

We, the undersigned	Stephen A. Michael	President and
	William W. Dolan	Secretary of
	FLASHPOINT, INC.	Corporation

Do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened,

held October 17, 2001 adopted a resolution to amend the original Articles of Incorporation:

Article I:	Corporation name change from FLASHPOINT, INC. TO

FlashPoint International, Inc.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 9,785,500: that the said change(s) and amendment have been consented to and approved by a majority of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Stephen A. Michael______________________

President

/s/ William W. Dolan_________________________

Secretary

ACKNOWLEDGMENT:

STATE OF FLORIDA

COUNTY OF SARASOTA

On October 17, 2001 personally appeared before me, a Notary Public, Stephen A. Michael and William W. Dolan, acknowledged they executed the above instrument on behalf of said Corporation.

/s/ Barbara J. Baker___________________________

NOTARY PUBLIC

Barbara J. Baker MY COMMISSION #CC712021 EXPIRES April 30, 2002 BONDED THRU TROY FAIN INSURANCE, INC.